Exhibit 1

Joint Filing Agreement

This Joint Filing Agreement is entered into as of August 15, 2013, by the undersigned, who hereby agree that the Statement on Schedule 13D with respect to the shares of the common stock, par value $0.0001 per share, of Hansen Medical, Inc., a Delaware corporation, is, and any amendment subsequently signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

/S/ JACK W. SCHULER
Jack W. Schuler

/S/ RENATE SCHULER
Renate Schuler

Schuler Family Foundation

By	/S/ JACK W. SCHULER
Jack W. Schuler, Director